                                                               EXHIBIT 99.(A)(7)

   THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE DATED
     JULY 14, 1997, AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFEROR IS NOT AWARE OF ANY STATE WHERE
      THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL
       ACTION PURSUANT TO A STATE STATUTE. IF THE OFFEROR BECOMES AWARE
        OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER,
         THE OFFEROR WILL MAKE A REASONABLE GOOD FAITH EFFORT TO COMPLY
           WITH SUCH STATUTE OR SEEK TO HAVE SUCH STATUTE DECLARED
           INAPPLICABLE TO THE OFFER. IF, AFTER SUCH REASONABLE GOOD
          FAITH EFFORT, THE OFFEROR CANNOT COMPLY WITH SUCH STATUTE,
               THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE
             ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES
                IN SUCH STATE. IN THOSE JURISDICTIONS WHERE THE
                SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE
                OFFER TO BE MADE BY A LICENSED BROKER OR DEALER,
                THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF
                     OF THE OFFEROR BY DONALDSON, LUFKIN &
                     JENRETTE SECURITIES CORPORATION (THE
                        "DEALER MANAGER") OR ONE OR MORE
                    REGISTERED BROKERS OR DEALERS LICENSED
                      UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                                DELCHAMPS, INC.
                                       AT
                              $30.00 NET PER SHARE
                                       BY
                         DELTA ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                     JITNEY-JUNGLE STORES OF AMERICA, INC.

    Delta Acquisition Corporation, an Alabama corporation (the "Offeror") and a wholly owned subsidiary of Jitney-Jungle Stores of America, Inc., a Mississippi corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, $.01 par value per share, of Delchamps, Inc., an Alabama corporation (the "Company"), including the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of October 14, 1988, as amended, between the Company and First Alabama Bank, as Rights Agent (collectively, the "Shares"), at a purchase price of $30.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 14, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON FRIDAY, AUGUST 8, 1997, UNLESS THE OFFER IS EXTENDED.
    UNDER CERTAIN CIRCUMSTANCES, THE OFFER WILL BE EXTENDED UNTIL SEPTEMBER
    12, 1997 IF NECESSARY TO MEET CERTAIN CONDITIONS, INCLUDING THE HSR CONDITION AND THE NOTEHOLDER CONSENT CONDITION REFERRED TO IN THE OFFER
    TO PURCHASE. IN ADDITION, NOTWITHSTANDING THE SATISFACTION OR WAIVER OF
    ANY CONDITIONS OF THE OFFER, THE OFFER MAY BE EXTENDED UNTIL SEPTEMBER
    12, 1997 TO ENABLE PARENT AND THE OFFEROR TO OBTAIN PERMANENT FINANCING
    FOR THE TRANSACTION. THE OFFER MAY BE EXTENDED IN OTHER CIRCUMSTANCES AS DESCRIBED IN THE OFFER TO PURCHASE.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES SUCH THAT THE OFFEROR AND ITS AFFILIATES WILL BENEFICIALLY OWN IN THE AGGREGATE NOT LESS THAN TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT (AS DEFINED IN THE OFFER TO PURCHASE) OR PERIOD DURING WHICH PARENT SHALL HAVE CONSENTED OR OTHERWISE BE BARRED FROM PURCHASING SHARES PURSUANT TO THE OFFER AS PART OF ANY AGREEMENT OR OTHER ARRANGEMENT WITH ANY GOVERNMENTAL OR REGULATORY AUTHORITY INVOLVING THE HSR ACT OR ANY OTHER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (III) PARENT HAVING OBTAINED PRIOR TO THE EXPIRATION OF THE OFFER AN AMENDMENT OR SUPPLEMENT TO THE INDENTURE GOVERNING ITS 12% SENIOR NOTES DUE 2006 AS DESCRIBED IN THE OFFER TO PURCHASE AND (IV) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS AS DESCRIBED IN THE OFFER TO PURCHASE.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 8, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Alabama Business Corporation Act, as amended (the "ABCA"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, it is anticipated that the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. The Merger is subject to a number of conditions, including approval by the shareholders of the Company. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, Parent, the Offeror, any other wholly owned subsidiary of Parent or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under the ABCA) will be converted into and become the right to receive from the Surviving Corporation $30.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE CONSIDERATION TO BE PAID FOR THE SHARES IN THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY AND THAT THE OFFER AND THE MERGER ARE OTHERWISE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT ALL SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED BY THE ABCA, VOTE IN FAVOR OF THE MERGER.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to IBJ Schroder Bank & Trust Company (the
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"Depositary") of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Offeror, regardless of any extension of the Offer or any delay in making any payment. Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

    If any condition set forth in the Offer to Purchase has not been satisfied by 12:00 Midnight, New York City time, on Friday, August 8, 1997 (or any other time then set as the Expiration Date), the Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission, (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders,
(ii) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, August 8, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

    Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Except to the extent required by the Merger Agreement, there can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

    Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 11, 1997. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Offer to Purchase.

    The information required to be disclosed by Rule 14d-6 (e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Offeror with the Company's list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers and locations set forth below. Neither the Offeror nor Parent, nor any officer, director, shareholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                               New York, NY 10010

                         (212) 929-5500 (call collect)
                                       or
                         Call Toll-Free: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                277 Park Avenue
                            New York, New York 10172
                         (212) 892-7099 (call collect)

July 14, 1997